CONTACT:	-OR-	INVESTOR RELATIONS:
Bluegreen Corporation	The Equity Group Inc.
Tony Puleo	Devin Sullivan
Chief Financial Officer	Senior Vice President
(561) 912-8270	(212) 836-9608
tony.puleo@bluegreencorp.com	dsullivan@equityny.com

FOR IMMEDIATE RELEASE

BLUEGREEN CORPORATION AGREES TO EXTEND EXCLUSIVE NEGOTIATING PERIOD

WITH DIAMOND RESORTS INTERNATIONAL

Boca Raton, Fla. – September 15, 2008 – Bluegreen Corporation (NYSE: BXG) (“Bluegreen”), a leading provider of Colorful Places to Live and Play®, announced today that it has agreed to extend until November 15,

2008 the period during which Diamond Resorts International has an exclusive right of negotiation to acquire all of the Bluegreen common stock at a price of $15 per share. The parties have agreed to continue to work to reach a definitive agreement for the acquisition of Bluegreen at the earliest possible time.

Alan B. Levan, Chairman of the Board of Bluegreen commented, “Diamond Resorts has advised us that it is continuing to move forward with the acquisition of the Company at a price of $15 per share, but needs the additional period to finalize due diligence and its financing arrangements. Diamond Resorts has also agreed to pay us an amount approximating Bluegreen’s expenses in connection with the transaction.”

As previously announced, it is anticipated that the definitive agreement will include a “go-shop” provision permitting Bluegreen to actively seek alternative transactions which would provide greater value to its shareholders. Bluegreen is engaging a financial advisor to assist in this process.

The parties have agreed that if, notwithstanding their efforts, a definitive agreement is not reached by November 15, 2008, they will continue to work towards such agreement until December 15, 2008, but that during such period Diamond Resorts will no longer have an exclusive right of negotiation and Bluegreen may actively seek and negotiate alternative transactions.

ABOUT BLUEGREEN CORPORATION

Bluegreen Corporation (NYSE: BXG) is a leading provider of Colorful Places to Live and Play® through two principal operating divisions. With more than 190,000 owners, Bluegreen Resorts markets a flexible, real estate-based vacation ownership plan that provides access to over 40 resorts and an exchange network of over 3,700 resorts and other vacation experiences such as cruises and hotel stays. Bluegreen Communities has sold over 56,300 planned residential and golf community homesites in 32 states since 1985. Founded in 1966, Bluegreen is headquartered in Boca Raton, Fla., and currently employs over 6,000 associates. More information about Bluegreen is available at www.bluegreencorp.com.

Statements in this release may constitute forward-looking statements and are made pursuant to the Safe Harbor Provision of The Private Securities and Litigation Reform Act of 1995. Use of words such as “plans”, “expects”, “anticipates”, “intends” and other forward-looking statements are based largely on expectations and are subject to a number of risks and uncertainties. Any proposed transaction with Diamond Resorts is subject to a number of risks and uncertainties, including but not limited to, satisfactory completion of due diligence by Diamond Resorts, the signing of a definitive agreement, and approvals by Bluegreen’s Board of Directors and shareholders. There can be no assurance that negotiations will lead to the signing of a definitive agreement, that financing for the transaction will be available, that any proposed transaction will be accepted or approved by the Company’s Board of Directors and shareholders, that the sale will be completed, or that Bluegreen will identify any alternative transaction or one that would provide greater value to its shareholders. In addition, these risks and uncertainties, reference is made to the risks and uncertainties detailed in reports filed by Bluegreen with the Securities and Exchange Commission. Bluegreen cautions that the foregoing factors are not exclusive.

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